Exhibit 10.1

Rewards Network Inc.

2010 Incentive Compensation Plan

Participation in the 2010 Incentive Plan

The Chief Executive Officer will recommend to the Compensation Committee the members of the management of Rewards Network Inc. and its subsidiaries (collectively, the “Corporation”) that will be eligible to participate in the Rewards Network Inc. 2010 Incentive Compensation Plan (the “2010 Incentive Plan”).

All members of the Corporation’s management who participate in the 2010 Incentive Plan must be approved by the Compensation Committee of the Board of Directors. Members of the Corporation’s management who are approved to participate in the 2010 Incentive Plan are referred to as “Participants.”

Incentive Compensation Determination

The 2010 Incentive Plan provides Participants with the possibility of receiving incentive compensation (“2010 Awards”) based on (a) the Participant’s individual performance during 2010 as determined by the Participant’s supervisor, and (b) the overall performance of the Company as reflected by 2010 EBITDA, as defined below.

2010 EBITDA

“2010 EBITDA” means the Corporation’s 2010 earnings before interest, income taxes, depreciation and amortization. For purposes of the 2010 Incentive Plan, the Corporation’s 2010 EBITDA shall be determined without regard to any expense for management incentive compensation (including management incentive compensation expense (a) for incentive compensation payable under the 2010 Incentive Plan or (b) related to management restricted stock unit awards granted in 2010) and may be adjusted with the approval of the Compensation Committee to exclude any unusual and non-recurring gains and losses. 2010 EBITDA will be determined by the Corporation in its sole discretion, with the Compensation Committee making the final determination, and such determination will be final and binding on all Participants and not subject to review.

2010 EBITDA Threshold and Target

The Compensation Committee will determine an “EBITDA Threshold” and an “EBITDA Target” during the first quarter of 2010 (or later, if necessary) and will promptly communicate these targets to all Participants.

Incentive Compensation Pool

The total amount of 2010 Awards payable to Participants under the 2010 Incentive Plan, if any, will be determined by the Compensation Committee as soon as practical after December 31, 2010. If the Corporation’s 2010 EBITDA is less than or equal to the EBITDA Threshold, then there shall be no 2010 Awards. If the Corporation’s 2010 EBITDA is greater than the EBITDA Threshold, then an incentive compensation pool shall be funded and available for 2010 Awards as follows:

The “Base Incentive Compensation Pool” will equal the aggregate Target, as provided below, of all Participants who are eligible to receive 2010 Awards at the time the 2010 Awards are payable, as provided below. The Compensation Committee will increase or decrease the Base Incentive Compensation Pool to arrive at the “Final Incentive Compensation Pool” as follows:

•

The Final Incentive Compensation Pool will equal the Base Incentive Compensation Pool multiplied by a fraction with the numerator equal to 2010 EBITDA minus the EBITDA Threshold and a denominator equal to the EBITDA Target minus the EBITDA Threshold.

•	Notwithstanding the above, the Final Incentive Compensation Pool shall not exceed 200% of the Base Incentive Compensation Pool.

Target and Performance Goals

Each Participant will have an incentive compensation opportunity that is a dollar amount equal to a target percentage of the Participant’s salary (the “Target”). Each Participant’s Target will be communicated to the Participant during the first quarter of 2010.

Each Participant’s supervisor will establish three to five performance goals for that Participant and will communicate these performance goals to the Participant during the first quarter of 2010.

For purposes of the 2010 Incentive Plan, the Chief Executive Officer’s supervisor will be the Compensation Committee.

The performance goals of each Participant that reports to the Chief Executive Officer shall be subject to the approval of the Compensation Committee. The performance goals of each other Participant shall be subject to the approval of the Chief Executive Officer.

Determination of Awards

Prior to March 15, 2011, each Participant’s supervisor will assess each Participant’s individual performance during 2010 with respect to that Participant’s performance goals. Based on such assessment, each Participant’s supervisor will determine the percentage of the Target that may be awarded to the Participant. This percentage is referred to as the “2010 Percentage”. The 2010 Percentage may be in the range of 0% to 200%, although the Compensation

Committee may approve a higher 2010 Percentage for an individual Participant. If 2010 EBITDA is less than or equal to the EBITDA Threshold, the 2010 Percentage for each Participant shall be 0%.

The 2010 Percentage of each Participant is subject to the approval of the Corporation’s Chief Executive Officer and the Compensation Committee, who may make adjustments to any Participant’s 2010 Percentage in their sole discretion, with the Compensation Committee making the final determination of any adjustments. The 2010 Award for each Participant is equal to that Participant’s Target multiplied by that Participant’s 2010 Percentage; provided, however, that the sum of all 2010 Awards shall not exceed the Final Incentive Compensation Pool, except with the approval of the Compensation Committee. It shall be the obligation of the Chief Executive Officer of the Corporation to assure that adjustments made to individual Participant Targets do not cause the 2010 Awards to exceed the Final Incentive Compensation Pool, except with the approval of the Compensation Committee.

Payment of 2010 Awards

2010 Awards will be payable to Participants on or before March 15, 2011.

2010 Awards will be payable to a Participant only if the Participant is employed by the Corporation on the date that the 2010 Awards are paid by the Corporation. 2010 Awards are not earned upon determination by the Corporation and Compensation Committee. If the Participant is not employed by the Corporation for any reason on the date the 2010 Awards are paid by the Corporation, the Participant will not be eligible to receive his or her 2010 Award, unless required by applicable law. The Corporation in its sole discretion will determine the date of payment of the 2010 Awards; provided that such date will not be later than March 15, 2011. If the Compensation Committee is unable to calculate 2010 EBITDA prior to March 15, 2011, the Compensation Committee will calculate 2010 EBITDA and the 2010 Awards will be paid to Participants as soon as practical after March 15, 2011.

General Terms and Conditions

If a Change in Control, as defined in the Corporation’ 2006 Long-Term Incentive Plan, occurs in 2010, the Final Incentive Compensation Pool and the 2010 Award for each Participant, if any, shall be determined at the discretion of the Compensation Committee in place immediately prior to the Change in Control. The 2010 Award, if any, shall be paid to each Participant in connection with the Change in Control on a date determined by the Compensation Committee but not later than ten days after the Change in Control.

The 2010 Incentive Plan is not a contract or guarantee and it can be amended, modified, or terminated at any time by the Corporation and for any reason or no reason, with or without notice. The Corporation, as finally determined by the Compensation Committee, retains complete discretion to pay or not pay a 2010 Incentive Plan payment as to each of its employees.

The 2010 Incentive Plan is not an employment contract for a definite period. Every Participant is an at-will employee. The Corporation or a Participant may terminate the Participant’s employment at any time without notice.

The interpretation by the Corporation, as finally determined by the Compensation Committee, of the terms of the 2010 Incentive Plan is final and binding on all Participants.

No financial incentive under the 2010 Incentive Plan is earned, accrued, or vested after the date on which the Participant ceases to be employed by the Corporation for any reason, regardless of which party ends the employment relationship or the reason why the employment relationship ended, or if Participant is no longer eligible to participate in the 2010 Incentive Plan for any reason, as determined by the Corporation.

All currently applicable policies of the Corporation (e.g., Rewards Network Guide to Compliance & Ethics: Do the Right Thing, Proprietary Information Policy, The Employee Handbook, or any fiscal policies) remain in effect and nothing contained in the 2010 Incentive Plan is intended to or will modify those policies.

The 2010 Incentive Plan is governed by the internal laws of the State of Illinois (without regard to conflicts of law principles).

4